Exhibit 99.1 DeAnne Gabel Director - Investor Relations
Investor Update	Issue Date: July 20, 2006

Current News
Continental Airlines today reported second quarter 2006 net income of $198 million ($1.84 diluted earnings per share), a significant improvement over its second quarter 2005 net income of $100 million ($1.26 diluted earnings per share). Excluding special charges, Continental recorded net income of $208 million ($1.93 diluted earnings per share).

Operating income in the second quarter of 2006 was $244 million, more than double that of the second quarter of 2005, in spite of fuel price increases costing over $200 million and including a $60 million accrual for employee profit sharing.

Continental plans to take delivery of 2 Boeing 777 aircraft next year. In addition, the Company stated that ExpressJet's election to retain the 69 regional aircraft that were withdrawn from the capacity purchase agreement will allow the Company to right-size its regional fleet. The Company does not expect to replace all 69 of the regional jets that were removed from the agreement. As a result, the Company plans to grow its mainline capacity approximately 5% and its consolidated capacity between 3% and 4% in 2007.

In June, the Company completed a refinancing secured by most of its spare parts inventory, which allowed it to pre-pay higher interest rate debt of $292 million that would have been due in December 2007. With this, and the $96 million of 2007 debt prepayment the Company made in the first quarter, its 2007 debt maturities are now $558 million, a reduction of $379 million.

Advanced Bookings - Six Week Outlook
Mainline advanced bookings for the next six weeks are slightly better than last year. For the third quarter, we expect the mainline load factor to be up 1-2 pts year-over-year ("yoy") on a mainline capacity increase of 8.1%.

We expect Mainline Domestic load factor to be up about 1 point yoy on 5.8% more capacity, with strong yoy yield improvements.

We expect the Mainline Transatlantic load factor to be up slightly yoy on a capacity increase of 14%, with modest yoy yield improvements.

We expect Mainline Latin load factor to be up about 2 points yoy on a capacity increase of 13%, with modest yoy yield improvements.

We expect Pacific load factor to be up 2 - 3 points yoy with capacity up slightly yoy and solid yield improvements.

And for Regional, we expect the load factor to be up 2 - 3 points yoy on a capacity increase of 13.2%, with strong yoy yield improvements.

2006 Pension Expense and Contributions
During the quarter, Continental contributed $91 million to its pension plans and an additional $75 million in July. The Company has contributed $172 million to the pension plans to date in 2006 and estimates that its total 2006 pension plan contributions will total approximately $258 million.

The Company estimates its non-cash pension expense will be approximately $185 million for the year, which includes year-to-date settlement charges of $29 million related to lump-sum distributions from the pilot's frozen defined benefit plan. Similar settlement charges are expected for the remainder of 2006 but currently cannot be estimated.

Stock Option Expense
Continental expects to record stock option expense of $5 million for the third quarter and $24 million for the full year 2006.

Cargo, Mail and Other Revenue
Continental estimates cargo, mail and other revenue will be approximately $275 million for the third quarter 2006.

Debt and Capital Leases
Scheduled debt and capital lease principal payments for the third quarter 2006 are estimated to be approximately $92 million.

Fuel Hedges
During the first quarter of 2006, Continental modified its hedging strategy to attempt to hedge in a manner that better matches its hedged fuel costs with passenger tickets already sold. As part of this strategy, the Company takes into account the volume and date of flight for the tickets sold comprising its current air traffic liability, the amount of jet fuel that has been delivered or that is under contract and the volume of fuel required by the Company with respect to tickets already sold. The Company then constructs a hedge position that is designed to better hedge fuel prices with respect to tickets already sold, with respect to which the Company can no longer adjust its pricing. Implicit in this strategy is the belief that, as to tickets not yet sold, the market will be efficient and that fare levels will adjust to keep pace with fuel costs.

Using petroleum swap contracts and as of the date of this update, Continental has hedged approximately 33% of its projected fuel requirements for the third quarter with a weighted average swap price of $73.18 per barrel, and 13% of its projected fuel requirements for the fourth quarter, with a weighted average swap price of $75.49 per barrel.

Tax Sharing Agreement with ExpressJet Holdings, Inc.
Continental expects to record income of approximately $26 million for the full year 2006 (approximately $6.5 million per quarter) related to the tax sharing agreement with ExpressJet. For more information regarding this agreement, please see the Company's 2005 Form 10-K.

Targeted Cash Balance
Continental anticipates ending the third quarter 2006 with an unrestricted cash and short-term investments balance of between $2.4 and $2.5 billion.

Operating Statistics

2006 Estimated Year-over-Year %Change
ASMs (Available Seat Miles)	3rd Qtr.(E)	Full Year(E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	5.8% 13.0% 14.0% 1.0% 8.1% 13.2% 8.7%	5.0% 12.5% 16.0% 8.0% 8.7% 12.0% 9.1%

2006 Estimate
Load Factor	3rd Qtr.(E)	Full Year(E)
Continental Regional	82 - 83% 79 - 80%	80 - 81% 78 - 79%

2006 Estimate (cents)
Mainline Operating Statistics*	3rd Qtr.(E)	Full Year(E)
CASM Special items per ASM (a) CASM Less Special Items (b) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (c)	10.59 - 10.64 - 10.59 - 10.64 3.37 7.22 - 7.27	10.62 - 10.67 0.01 10.61 - 10.66 3.23 7.38 - 7.43

2006 Estimate (cents)
Consolidated Operating Statistics*	3rd Qtr.(E)	Full Year(E)
CASM Special items per ASM (a) CASM Less Special Items (b) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (c)	11.43 - 11.48 - 11.43 - 11.48 3.62 7.81 - 7.86	11.49 - 11.54 0.01 11.48 - 11.53 3.47 8.01 - 8.06

*Based on current conditions, the Company's most recently prepared internal forecast for the full year 2006 contains an accrual for profit sharing which is reflected in the cost estimates above.  There can be no assurance that the Company's forecast will approximate actual results or that the Company will earn a profit for 2006.  Generally, the profit sharing plan provides for a profit sharing pool for eligible employees of 30% of the first $250 million of pre-tax income (as defined in the profit sharing plan), 25% of the next $250 million and 20% thereafter.  Profit sharing expense is recorded each quarter based on the actual cumulative profits earned to date. Reductions in cumulative profits from a previous quarter could result in the reversal of a portion or all of the previously recorded profit sharing expense. The Company recognized $60 million of profit sharing expense in the six months ended June 30, 2006. This amount is included in wages, salaries and related costs in our consolidated statements of operations.

2006 Estimate
Fuel Gallons Consumed	3rd Qtr.(E)	Full Year(E)
Mainline Regional Fuel Price per Gallon (including fuel taxes)	384 Million 85 Million $2.25	1,469 Million 326 Million $2.14

2006 Estimated Amounts ($Millions)
Selected Expense Amounts	3rd Qtr.(E)	Full Year(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense	$249 $194 $98 $58	$990 $767 $390 $252

Continental Airlines, Inc. Tax Computation
Due to accumulated losses, Continental has stopped recording income tax benefit on current and future book losses and does not expect to record a tax expense or pay cash taxes this year.

Cash Capital Expenditures	2006 Estimate ($Millions)
Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Total Cash Capital Expenditures	180 100 60 $340 65 $405

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Third Quarter 2006 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback (net of profit sharing impact)
Over $65 Between $35 - $65 Between $17 - $34 Under $17 Net Loss	89.9 89.9 89.9 89.9 89.9	112.7 108.5 103.5 94.8 89.9	$5.8 $3.2 $1.5 -- --

Full Year 2006 (Millions)

Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback (net of profit sharing impact)
Over $252 Between $133 - $252 Between $65 - $132 Under $65 Net Loss	89.0 89.0 89.0 89.0 89.0	111.3 107.1 102.1 93.4 89.0	$23.0 $12.8 $6.1 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

This update contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2005 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of its significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters, disruptions in our computer systems and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update.

[tables attached]

Reconciliation of GAAP to Non-GAAP Financial Information
(millions except CASM data)

Mainline	3rd Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 2,715	$ 2,728	$ 10,347	$ 10,396
Special Items (a)	-	-	(3)	(3)
Operating Expenses Excluding Special Items - Non-GAAP (b)	$ 2,715	$ 2,728	$ 10,344	$ 10,393
Aircraft Fuel & Related Taxes	(864)	(864)	(3,144)	(3,144)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (b)	$ 1,851	$ 1,864	$ 7,200	$ 7,249

ASMs (millions)	25,638	25,638	97,428	97,428

Mainline CASM (cents)
CASM-GAAP	10.59	10.64	10.62	10.67
Special Items (a)	-	-	0.01	0.01
CASM Excluding Special Items - Non-GAAP (b)	10.59	10.64	10.61	10.66
Aircraft Fuel & Related Taxes per ASM	3.37	3.37	3.23	3.23
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (c)	7.22	7.27	7.38	7.43

Consolidated (Mainline plus Regional)	3rd Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 3,333	$ 3,348	$ 12,735	$ 12,791
Special Items (a)	-	-	(3)	(3)
Operating Expenses Excluding Special Items - Non-GAAP (b)	$ 3,333	$ 3,348	$ 12,732	$ 12,788
Aircraft Fuel & Related Taxes	(1,055)	(1,055)	(3,841)	(3,841)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (b)	$ 2,278	$ 2,293	$ 8,891	$ 8,947

ASMs (millions)	29,161	29,161	110,839	110,839

Consolidated CASM (cents)
CASM-GAAP	11.43	11.48	11.49	11.54
Special Items (a)	-	-	0.01	0.01
CASM Excluding Special Items - Non-GAAP (b)	11.43	11.48	11.48	11.53
Aircraft Fuel & Related Taxes per ASM	3.62	3.62	3.47	3.47
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (c)	7.81	7.86	8.01	8.06

Reconciliation of GAAP to Non-GAAP Financial Information

(in millions except per share data)	2nd Qtr 2006
GAAP Net Income/(Loss) Adjustments for special items (d) Non-GAAP Income/(Loss) excluding special items (b) Shares Used for Computation: Diluted Earnings (Loss) per Share excluding special items (b)	$ 198 10 $ 208 111.0 $ 1.93

(a) Operating special items for the full year 2006 include a $14 million credit reversal associated with all officers surrendering their restricted stock units that otherwise would have been paid out in the first quarter, $29 million of settlement charges related to lump-sum pension payments to retiring pilots and the remainder of the charge is attributable to a reduction of reserves related primarily to negotiated settlements on leased MD-80 grounded aircraft.

(b) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

(c) Cost per available seat mile excluding fuel, related taxes and special items is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses excluding special items then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.

(d) During the second quarter 2006, Continental recorded a net special charge of $14 million related to lump-sum pension payments to retiring pilots. The remaining balance of the special charge is attributable to a reduction of reserves related primarily to negotiated settlements on leased MD-80 grounded aircraft.

Fleet News

Continental Airlines Fleet Plan
Includes Continental, Continental Micronesia and Continental Express
June 30, 2006

Firm Commitments Less Planned Retirements
	Total	Net Inductions and Exits		Total
Mainline	YE 2005	2006E	2007E	YE 2007E
787-8 777-200ER 767-400ER 767-200ER 757-300 757-200 737-900 737-800 737-700 737-500 737-300	- 18 16 10 13 41 12 99 36 63 48	- - - - 4 - - 6 - - -	- 2 - - - - - - - - -	- 20 16 10 17 41 12 105 36 63 48
Total	356	10	2	368

Regional
ERJ-145XR ERJ-145 ERJ-135	96 140 30	8 (2) -	(44) (23) -	60 115 30
Total	266	6	(67)	205

Total Count	622	16	(65)	573

*Does not reflect Continental's plan to replace some of the 69 aircraft to be retained by ExpressJet.